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                                   GUARANTY

         1. The Care Group, Inc. ("The Care Group"), corporation organized and existing under the laws of Delaware, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, unconditionally guarantees to the United States of America, its successors and assigns, the full and prompt payment, as set forth below, of an indebtedness in the principal amount of $3,330,000.00 (Three Million Three Hundred Thirty Thousand Dollars and No Cents), and any interest thereon, which is payable to the United States of America by Advanced Care Associates, Inc. ("Advanced Care") a corporation organized and existing under the laws of Pennsylvania, in accordance with a certain Settlement Agreement, bearing even date herewith, executed by inter alia, the United States of America, Advanced Care and The Care Group, a true and correct copy of which is annexed hereto as Exhibit A.

         2. The terms of payment are set forth in the Settlement Agreement. Under the terms of the Settlement Agreement, a five day grace period will be allowed for late payments without interest. All late payments made from day 6 through 15 will be subject to a six percent (6%) interest payment. In the event a payment owed is not made by Advanced Care or The Care Group within the fifteen day period, this may be considered an Event of Default as described herein. Interest on amounts due and owing, but not paid within the fifteen day grace period, shall accrue at the rate of eighteen percent (18%) per annum compounded daily from the date of the expiration of the fifteen day grace period until the amount outstanding is paid in full. Upon occurrence of an Event of Default, the United States shall send by



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certified mail, return receipt requested, a notice of said default addressed to Advanced Care and The Care Group at the addresses set forth in the Settlement Agreement. If Advanced Care or The Care Group cures the default within five business days after receipt of notice of Event of Default (including payment of all additional interest and late charges due), then no other action shall be taken by the United States regarding that Event of Default. If Advanced Care or The Care Group does not cure such Event of Default within five business days after receipt of such notice, the United States may, at its option, declare the debt to be in default, and the full remaining unpaid balance (including all unpaid principal and unpaid interest due and owing as of the date of payment on unpaid principal) of the debt shall be accelerated and shall become immediately due and payable, jointly and severally by Advanced Care and The Care Group. Upon completion of all payments under the Guaranty, the United States will release all liens, in writing, which release shall be mailed to The Care Group. Without in any manner limiting the generality of the foregoing, the United States shall not be required to make any demand upon, or to exhaust or pursue any recourse or remedy or take any action whatever against Advanced Care or Advanced Care's property to collect or otherwise to obtain payment of any amounts owing under the Settlement Agreement in order to enforce the liability of The Care Group.

         3. With the exception of written notification as set forth in paragraph 2 above and as set forth in the Settlement Agreement, The Care Group waives presentment, notice of dishonor, demand, protest, notice of protest, notice of default and diligence in collecting the indebtedness Of Advanced Care under the Settlement Agreement. The Care Group agrees to remain fully bound by this Guaranty notwithstanding: (a) any and all extensions of time or


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other indulgences granted to Advanced Care under the Settlement Agreement; (b)
the waiver of any defaults of Advanced Care under the Settlement Agreement;
(c) any and all amendments or modifications of the Settlement Agreement; and
(d) discharge of any or all of the indebtedness of Advanced Care under any law relating to bankruptcy, insolvency or for any reasons whatsoever except actual payment of such indebtedness by or on behalf of Advanced Care.

         4. This Guaranty shall be binding upon The Care Group, its affiliates, successors, and assigns.

         5. The Care Group agrees to pay all reasonable attorneys' fees and costs, as approved by a Court, incurred by the United States in enforcing this Guaranty.

         6. It is understood and agreed that the United States reserves the right, in its sole discretion, to apply payments on the indebtedness of Advanced Care first against accrued interest and other amounts incurred pursuant to paragraph 5 of this Guaranty, which may become part of the indebtedness, before applying payments against principal.

         7. All Notice under the Guaranty shall be given pursuant to the Notice provisions set forth in Paragraph 7 of the Settlement Agreement.

         8. The obligations of The Care Group, and the rights of the United States hereunder and under the Settlement Agreement, shall not be released, discharged or in any way affected by reason of any deterioration, waste or loss by fire, theft or otherwise of any property used to secure any or all of the indebtedness of Advanced Care under the Settlement Agreement.


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         IN WITNESS WHEREOF, The Care Group has signed this Guaranty on the
____ of June, 1996 of June, 1996.

                                   THE CARE GROUP, INC.

                                    /s/ Ann Mittasch
                                   _________________________________________
                                   By:

                                   Title:_____________________________




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